UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 27, 2011

Bioanalytical Systems, Inc.
(Exact name of registrant as specified in charter)

Indiana	0-23357	35-1345024
(State or other	(Commission File Number)	(I.R.S. Employer Identification
jurisdiction of		No.)
incorporation or
organization)

2701 KENT AVENUE
WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2011, Bioanalytical Systems, Inc. (the "Company") and Michael R. Cox, Vice President-Finance and Administration, Chief Financial Officer and Treasurer of the Company entered into an amendment of Mr. Cox's employment agreement.  Prior to the amendment, the agreement provided that it would automatically renew for an additional year on December 30, 2011 unless either party gave the other written notice of its intention not to renew the agreement prior to September 30, 2011.  The Company notified Mr. Cox of its intention not to renew the contract on September 27, 2011.

The amended agreement provides that it will expire on December 31, 2011, unless the Company notifies Mr. Cox that it desires to extend the term of the agreement.  The Company has the option to extend the term of the Agreement for up to three months.  Upon expiration of the agreement (whether or not extended), Mr. Cox's employment with the Company will terminate, and, so long as Mr. Cox has continued to perform his duties in a manner consistent with his past performance and executes a severance agreement and release in a form acceptable to the Company, Mr. Cox will be entitled to receive monthly payments at a rate equal to his then-current salary for a period of twelve months following the expiration date.

The Company intends to begin a search for a new chief financial officer promptly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOANALYTICAL SYSTEMS, INC.

Dated: October 3, 2011	By:	/s/ Anthony S. Chilton
Anthony S. Chilton
President and Chief Executive Officer